Exhibit 26(c) iii
 Amended and Restated Principal Underwriting agreement
dated January 1, 2013

AMENDED AND RESTATED
PRINCIPAL UNDERWRITING AGREEMENT

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT (the "Agreement") made and effective as of the 1st day of January, 2013 (the "Effective Date), by and between TRANSAMERICA CAPITAL, INC. ("TCI"), a California corporation, and Transamerica Financial Life Insurance Company ("TFLIC"), a New York Corporation.
WITNESSETH:
WHEREAS, the Board of Directors of TFLIC has made, and will make in the future, provisions for the establishment of one or more separate investment accounts ("Accounts") within TFLIC in accordance with the laws of the State of New York;
WHEREAS, the Account(s) were established or acquired by TFLIC under the laws of the State of New York, pursuant to a resolution of TFLIC's Board of Directors in order to set aside the investment assets attributable to certain variable life insurance and annuity contracts ("Contracts") issued by TFLIC;
WHEREAS, TFLIC has registered or will register the Account(s) with the Securities and Exchange Commission ("SEC") as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act");
WHEREAS, TFLIC has registered or will register the Contracts under the Securities Act of 1933 (the "1933 Act");
WHEREAS, TFLIC shall have the Plan of Operations for the separate accounts approved by the New York Superintendent of Insurance;
WHEREAS, TCI may not assign or delegate its responsibilities without prior written consent of the TFLIC Board and approval by the New York Superintendent of Insurance;
WHEREAS, TCI is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the "1934 Act"), and a member of the Financial Industry Regulatory Authority (the "FINRA") prior to the offer and sale of the Contracts; and
WHEREAS, TFLIC proposes to have the Contracts sold and distributed through TCI, and TCI is willing to sell and distribute such Contracts under the terms stated herein;
NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
1.            Appointment as Distributor/Principal Underwriter.  TFLIC grants to TCI the exclusive right to be, and TCI agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement.  TCI agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.
2.            Prospectus.  TCI agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefore then in effect.  TCI is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefore filed with the SEC or in such sales literature as may be authorized by TFLIC.
3.            Considerations.  All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to TFLIC or its designated servicing agent and shall become the exclusive property of TFLIC.  Checks or money orders in payment under the Contracts shall be drawn to the order of "Transamerica Financial Life Insurance Company" and funds may be remitted by wire if prior written approval is obtained from TFLIC.  TFLIC shall collect premiums or establish a lock-box bank arrangement in its name for the deposit of amounts collected from policyholders (including payments of principal or interest on contract loans) from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to TFLIC's business.  If a lock-box arrangement is used, TFLIC's employees will direct the disbursement of funds.
4.            Copies of Information.  On behalf of the Account(s), TFLIC shall furnish TCI with copies of all prospectuses, financial statements and other documents which TCI reasonably requests for use in connection with the distribution of the Contracts.
5.            Representations.  TCI represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of the FINRA and (c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction.  TCI shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the FINRA Rules and federal and state securities and insurance laws and regulations.  Further, TCI represents and warrants that it will adopt, abide by and enforce the principles set forth in the Professional Code of Conduct.
6.            Other Broker-Dealer Agreements.  TCI is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts.  All such sales agreements entered into by TCI shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the FINRA Rules and applicable federal and state securities and insurance laws, shall provide that each independent broker-dealer will adopt, abide by and enforce the principles set forth in the Professional Code of Conduct, and shall be in such form and contain such other provisions as TFLIC may from time to time require.  All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the FINRA and licensed and appointed by TFLIC for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold.  All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.
7.            Insurance Licensing and Appointments.  TFLIC shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with TCI or with other independent broker-dealers that have entered into sales agreements with TCI for the sale of Contracts, provided that TFLIC reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.
8.            Recordkeeping.  TFLIC and TCI shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations.  The books, accounts and records of TFLIC, of the Account(s), and of TCI as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.  TFLIC (or such other entity engaged by TFLIC for this purpose), on behalf of and as agent for TCI, shall maintain TCI's books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by TFLIC and TCI; provided that such books and records shall be the property of TCI, and shall at all times be subject to reasonable periodic, special or other audit or examination by TCI, the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction.  TFLIC shall be responsible for sending on behalf of and as agent for TCI all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by TFLIC.  TCI shall cause TFLIC to be furnished with such reports as TFLIC may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions.  TFLIC agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by TCI, the SEC, FINRA, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.
9.            Commissions.  TFLIC shall have the responsibility for paying on behalf of TCI any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between TCI and such broker-dealers as agreed to by TFLIC.  TCI shall have the responsibility for paying all commissions or other fees to associated persons of TCI which are due for the sale of the Contracts in the amounts and on such terms and conditions TCI determines  Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to TCI as set forth herein.
10.            Confidentiality.  The parties agree to hold in strict confidence Customer Information shared between the parties and to maintain reasonable security measures to safeguard Customer Information.  The parties agree to comply with applicable privacy and security laws and regulations, including, but not limited to, the Gramm-Leach-Bliley Act, Public Law 106-102, as amended ("GLBA"), the Fair and Accurate Credit Transactions Act of 2003 (Pub. L. 108-159), the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts (201 CMR 17), and the Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160, 162, 164, as amended ("HIPAA").  As used herein, the term "Customer Information" shall mean any non-public personal information about customers or consumers as defined in GLBA and protected health information as defined in HIPAA.
11.            Information Security Program. TCI shall maintain a comprehensive written information security program that contains administrative, technical, and physical safeguards compliant with applicable law (the "Security Program") designed to (i) protect the confidentiality, integrity and availability of Customer Information; (ii) protect against anticipated threats or hazards to the security, confidentiality, integrity and/or availability of Customer Information; (iii) protect against any unauthorized access, disclosure or use of Customer Information; (iv) address computer and network security; (v) address physical security; (vi) address business continuity and disaster recovery; (vii) address a security incident response program; and (viii) provide for the secure destruction and disposal of Customer Information.  The Security Program shall be updated as required by applicable law and industry best practices.
12.            Expense Reimbursement.  TCI receives a marketing allowance from TFLIC out of which TCI pays all expense, including those related to furnishing the services, materials and supplies as required by the terms of this Agreement.  TFLIC and TCI are parties to an intercompany cost sharing agreement.  Services provided shall be recorded through intercompany accounts.
13.            Indemnification.  TFLIC agrees to indemnify TCI for any losses incurred as a result of any action taken or omitted by TCI, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, bad faith or gross negligence, or reckless disregard of such obligations.
14.            Regulatory Investigations.  TCI and TFLIC agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement.  TCI and TFLIC further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to TFLIC, TCI, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement.  Without limiting the foregoing:
(a)            TCI will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by TFLIC with respect to TCI or any representative or which may affect TFLIC's issuance of any Contracts marketed under this Agreement; and
(b)            TCI will promptly notify TFLIC of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by TCI or any representative with respect to TFLIC or its affiliates in connection with any Contracts distributed under this Agreement.
In the case of a customer complaint, TCI and TFLIC will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.
15.                  Term and Termination.
(a)	This Agreement is effective as of the Effective Date and shall continue to remain in effect from year to year unless terminated in accordance with this Section 15, provided that its continuance is specifically approved at least annually by a majority of the members of the Board of Directors of TFLIC.
(b)            This Agreement may be terminated by either party hereto upon 60 days' prior written notice to the other party.
(c)	This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.
(d)	This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.
(e)	TCI shall not assign or delegate its responsibilities under this Agreement without the written consent of TFLIC.
(f)	Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by TFLIC prior to termination.
(g)            If any software that is used in the performance of the services under this agreement is not readily available from a third party vendor, TFLIC shall be granted perpetual right to use such software.
16.            Regulatory Impact.  This Agreement shall be subject to, among other laws, state laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.
TCI shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account(s), present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.
17.            Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
18.            Choice of Law.  This Agreement shall be construed, enforced and governed by the laws of the State of New York.
19.            No Assignment.  Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  The New York State Insurance Department shall also be required to approve any assignment.
20.            Disputes.  Any dispute between TCI and TFLIC shall be submitted to a board of arbitration comprised of no less than three unaffiliated arbitrators having experience and familiarity with variable insurance products and such arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules.  Arbitration is the sole remedy for disputes arising under this agreement.  Arbitration should be held New York.  Expenses of such arbitration shall be borne by TCI and TFLIC equally.
21.                                                                                          All advertising, sales and marketing material utilized on behalf of TFLIC by TCI shall be subject to the prior approval of TFLIC.  TFLIC shall maintain files of all such material in accordance with the New York State Insurance Department Regulation No. 34A.
22.            TCI shall provide underwriting services to TFLIC under this agreement in accordance with the underwriting guidelines and procedures provided to TCI by TFLIC, and TFLIC shall retain all final underwriting authority.
23.            This Agreement constitutes the entire agreement between the parties; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

TRANSAMERICA CAPITAL, INC.

/s/ David R. Paulsen
David R. Paulsen
Chief Executive Officer

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/s/ Robert R. Frederick
Robert R. Frederick
Vice President